WBD (US) 4867-2221-6435 CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VOLATO GROUP, INC. Volato Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows: FIRST: That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Second Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows: RESOLVED, that Section 4.1 of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows: Section 4.1 Authorized Capital Stock: The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 201,000,000, consisting of two classes as follows: a) 200,000,000 shares of Class A common stock (the “Class A Common Stock”); and b) 1,000,000 shares of preferred stock (the “Preferred Stock”).” The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this certificate of incorporation (as heretofore amended, this “Certificate of Incorporation”) or any Preferred Stock Designation (as defined below) designating a series of Preferred Stock. RESOLVED, , that Section 8.3 of Article VIII of the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows: Section 8.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected by a duly called annual or special meeting of such stockholders or by written consent of the stockholders in compliance with Section 228 of the DGCL in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted by any Preferred Stock Designation to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock. SECOND: That, at a special meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation. THIRD: That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware. *** Docusign Envelope ID: AFB4E989-13B2-40FA-8BBD-326DEDDF71B6

[Signature Page to Certificate of Amendment] IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 28th day of October, 2024. VOLATO GROUP, INC. By: Matthew Liotta Chief Executive Officer Docusign Envelope ID: AFB4E989-13B2-40FA-8BBD-326DEDDF71B6